EXHIBIT 10.2

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is made effective as of July 1, 2019 by and between Terra Tech Corp. (the “Company”), and Steven J. Ross (“Director”).

WHEREAS, the Company seeks to attract and retain as directors, capable and qualified persons to serve on the Company’s board of directors (the “Board”); and

WHEREAS, the Company has requested and received from Director certain information regarding Director’s qualifications and fitness to serve on the Board and has considered and relied upon the accuracy of such information in offering Director the opportunity to serve on the Board; and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a Director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Director will serve for a period of three years (the “term’) as a director of the Company in accordance with the bylaws of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on such committees of the Board (each a “Committee”) to which Director has been appointed, (3) attending meetings of each Committee of which Director is a member, (4) performing Director’s duties on behalf of the Company in good faith and in a manner that is not opposed to the best interests of the Company and (5) devoting adequate time on a monthly basis to assist the Company executive management with strategic planning, management control systems, financial reporting & budgeting and other areas of organizational development & operating performance improvement.

(b) Service on Committees. Director will serve on the following committees and in the capacities stated:

	Member	Chairperson
Audit Committee	√	√
Compensation/Nominating Committee	√
Corporate Governance Committee	√	√

To the extent Director serves as Audit Committee Chairperson, Director agrees that Director is also serving as the financial expert for purposes of filings before the Securities and Exchange Commission.

2. Term. The term of this Agreement shall commence on the effective date of this Agreement and shall continue for three years or until the Director’s removal or resignation.

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3. Compensation and Expenses.

(a) Director Compensation. In recognition of the services provided by and to be provided by Director, the Company agrees to issue to Director, an aggregate of 86,805 restricted shares of the Company’s common stock, to be fully vested on the date of appointment, an Option Agreement to purchase an additional 86,805 shares of the Company’s common stock at the closing price at the date of this Agreement and to pay Director cash compensation of $12,500 per month, payable at the first of each month beginning July 1, 2019 (such cash payment, stock option and stock issuance, the “Compensation”). It is understood that the cash compensation includes $10,000 per month for service as a Director and $2,500 per month for service as the Chairperson of one or more Committees. Further, a stock option and stock issuance of equivalent value are to be issued at the one year and two year anniversary dates of this Agreement. The Board reserves the right to increase the Compensation from time to time, to take into consideration the responsibilities associated with different committees in setting Compensation levels and to grant additional restricted shares periodically, which may vary from the terms described in this section.

(b) Expenses. The Company will reimburse Director for all reasonable, out-of-pocket expenses, including business class airfare for board meetings, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”), upon submission of receipts and a written request for payment. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. The Company may withhold from any payment any amount of withholding required by law.

(c) Future Compensation and Benefits. The Board, with the compensation committee, reserves the right to determine the compensation for services provided under this Agreement. The Board may from time to time authorize additional compensation and benefits for Director, including stock options and restricted stock.

The Company has provided the Director with a summary of provisions of its corporate by-laws and governing documents dealing with indemnification of directors (the “Indemnification Provisions”).

4. Confidentiality. The Company and Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

5. Non-Compete. During the term of this Agreement and for a period of twelve (12) months following Director’s removal or resignation from the Board of Directors of the Company or any of its subsidiaries or affiliates (the “Restricted Period”), Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company's Business”) for Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that Director may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

6. Termination. With or without cause, the Company and Director may each terminate this Agreement at any time upon ninety (90) days written notice. Other than in the event or termination with cause, the Company shall be obligated to pay to Director the remaining compensation for the term of this Agreement and expenses due up to the date of the termination.

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7. Change in Control. In the event of the resignation or replacement of Director due to a Change in Control the Company shall be obligated to pay to Director the greater of, the remaining compensation for the term of this Agreement or the equivalent of two year’s compensation, and expenses due up to the date of the resignation or replacement.

8. Accelerated Vesting of Equity Awards. The Director’s outstanding and unvested stock options will accelerate and become vested, and the restrictions applicable to any outstanding restricted stock awards(s) will lapse and become vested in the event of Termination or a Change in Control.

9. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

10. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

13. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

14. Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

15. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

TERRA TECH CORP.

By:
Name: Derek Peterson
Title: CEO/ President

DIRECTOR

Name: Steven J. Ross
Address: 1421 Lawndale Ave. Havertown, PA 19083

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